FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


This amendment shall change and amend that certain Employment Agreement between FutureOne, Inc., a Nevada corporation and Ralph Zanck, dated January 14, 2000 and effective December 6, 1999 (the "Original Agreement).

1) The parties agree that Section 4a of the Employment Agreement shall be deleted in its entirety and changed to read as follows, effective as of December 1, 1999:

     a. "ANNUAL SALARY. An initial annual salary of Eighty Thousand & 00/100 dollars ($80,000.00), which shall increase to One Hundred Thousand ($100,000), effective June 1, 2000, which shall be payable in equal installments based on the Company's normal pay periods"

2) The parties agree that section 7d of the Employment Agreement shall be changed as the follows, effective immediately:

     d. "WITHOUT CAUSE. The Company may terminate without cause and for any reason Employee's employment upon fifteen (15) days written notice to Employee. If Employee is terminated without cause he shall be entitled to be paid, his compensation up to the actual date of termination and benefits actually due Employee up to the date of termination.

          If, however, there is a substantial change in ownership or management control and Employee is thereafter terminated, without cause, within 180 days of such change, Employee shall be paid: (i) an additional severance amount equal to six months salary, based on Employee's salary at the time of termination; (ii) the equity or debt funding bonus, as per Section 4c1, for any such funding received within twelve
          (12) months of termination; (iii) a prorated performance bonus, as per
          Section 4c1 and (iv) all stock options granted, or to be granted, under this contract shall be immediately earned and remain in full force and effect under their contractual terms and not be subject to cancellation under their termination of employment clauses."

These are the only changes to the Employment Agreement and all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Agreed as of the 27th day of March, 2000.


FutureOne, Inc.                         Employee


By
   ---------------------------------    ----------------------------------------
   President